UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                                FORM 4

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                Filed pursuant to Section 16(a) of the
         Securities Exchange Act of 1934, Section 17(a) of the
      Public Utility Holding Company Act of 1935 or Section 30(h)
                 of the Investment Company Act of 1940

                                             OMB APPROVAL
  [   ]    Check this box if no longer       OMB Number:
           subject to Section 16.            3235-0287
           Form 4 or Form 5 obligations      Expires: January 31, 2005
           may continue.                     Estimated average burden
           See Instruction 1(b).             hours per response. 0.5

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1.   Name and Address of Reporting Person*

     Kelly            Margaret         A.
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     (Last)           (First)          (Middle)

     c/o Jones Lang LaSalle Incorporated
     200 East Randolph Drive
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     (Street)

     Chicago          Illinois         60601
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     (City)           (State)          (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     Jones Lang LaSalle Incorporated, JLL
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3.   I.R.S. Identification Number of Reporting Person, if an entity
     (voluntary)


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4.   Statement for Month/Day/Year

     1/1/03
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     (   ) Director
     (   ) 10% Owner
     ( X ) Officer (give title below)  DIRECTOR, GLOBAL MARKETING
     (   ) Other (specify below)       AND COMMUNICATIONS
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7.  Individual or Joint/Group Filing (check applicable line)

     ( X ) Form filed by One Reporting Person
     (   ) Form filed by More than One Reporting Person
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                              TABLE I --
                       NON-DERIVATIVE SECURITIES
             ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1.   Title of Security
     (Instr. 3)

     Common Stock
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2.   Transaction Date (Month/Day/Year)

     (i)   7/1/02                      (iii) 1/1/03
     (ii)  7/1/02                      (iv)  1/1/03
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2A.  Deemed Execution Date, if any (Month/Day/Year)

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3.   Transaction Code (Code/V)
     (Instr. 8)

     (i)   M                           (iii) M
     (ii)  F                           (iv)  F
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4. Securities Acquired (A) or Disposed of (D) (Amount/(A) or (D)/Price) (Instr. 3, 4 and 5)

     (i)   1,181 / (A) / $24.40        (iii) 2,339 / (A) / $15.89
     (ii)  541 / (D) / $24.40          (iv)  1,411 / (D) / $15.89
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5.   Amount of Securities Beneficially Owned Following Reported
     Transactions (s)
     (Instr. 3 and 4)

     20,329
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6.   Ownership Form:  Direct (D) or Indirect (I)
     (Instr. 4)

     D
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7.   Nature of Indirect Beneficial Ownership
     (Instr. 4)


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                              TABLE II --
  DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
    (e.g., puts, calls, warrants, options, convertible securities)

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1.   Title of Derivative Security (Instr. 3)

     (i)   Vesting of Restricted Stock Units
     (ii)  Option to Purchase Shares of Common Stock
     (iii) Vesting of Restricted Stock Units
     (iv)  Grant of Restricted Stock Units
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2.   Conversion or Exercise Price of Derivative Security

     (ii)  $23.08
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3.   Transaction Date (Month/Day/Year)

     (i)   7/1/02                      (iii) 1/1/03
     (ii)  5/14/02                     (iv)  1/1/02
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3A.  Deemed Execution Date, if any (Month/Day/Year)

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4.   Transaction Code (Code/V) (Instr. 8)

     (i)   C / V                       (iii) C
     (ii)  A / V                       (iv)  A / V
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5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

     (i)   1,722                       (iii) 3,750
     (ii)  1,500                       (iv)  1,236
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6.   Date Exercisable and Expiration Date (Month/Day/Year)

     (i)   Vests with respect to one-third of the shares on each
           of the first three anniversary dates of the date of
           grant; Expiration - 5/19/09
     (ii)  Vests with respect to one-half of the shares eighteen and thirty months from the date of grant
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7.   Title and Amount of Underlying Securities (Instr. 3 and 4)

     (i)   Common Stock, 1,722         (iii) Common Stock, 3,750 Shares
     (ii)  Common Stock, 1,500         (iv)  Common Stock, 1,236
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8.   Price of Derivative Security (Instr. 5)

     N.A.
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9.   Number of Derivative Securities Beneficially Owned Following
     Reported Transaction(s) (Instr. 4).

     6,283
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10.  Ownership Form of Derivative Securities Beneficially Owned at
     End of Month (Instr. 4)

     D
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11.  Nature of Indirect Beneficial Ownership (Instr. 4)

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Explanation of Responses:







/s/ Gordon G. Repp as attorney-in-fact       January 9, 2003
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**Signature of Reporting Person                    Date



Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

     * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations

           See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).